EXHIBIT 10.5

ARROWHEAD RESEARCH CORPORATION

150 S. Los Robles Avenue, Suite 480

Pasadena, California 91101

March 5, 2004

Dr. Harry A. Atwater, Jr.

246 Watson MC 128-95

California Institute of Technology

Pasadena, California 91125

Richmond Wolf

Office of Technology Transfer

California Institute of Technology

1200 E. California Blvd M/C 210-85

Pasadena, CA 91125

By Fax to: (626) 356-2486

Re:	Aonex Corporation

Gentlemen:

In accordance with our recent discussions, this is to confirm the terms and conditions upon which Arrowhead Research Corporation, a Delaware corporation (“Arrowhead Research”), and Dr. Harry A. Atwater, Jr. (“Dr. Atwater”), Howard Hughes Professor and Professor of Applied Physics and Materials Science at the California Institute of Technology in Pasadena, California (“CalTech”), will jointly form a new corporation (the “Corporation”) to be known as “Aonex Corporation”.

1. The Corporation will be formed under the laws of the State of California, and will have an authorized capital structure consisting of 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

2. In connection with the initial organization of the Corporation, an aggregate of 1,250,000 shares of common stock will be issued and sold, at the price of $.001 per share, with Dr. Atwater to purchase 500,000 shares, two additional scientists to be designated by Dr. Atwater to purchase 250,000 shares each, a candidate mutually acceptable to serve as chief executive officer of the Corporation to purchase 250,000 shares. All of the shares of common stock purchased by Dr. Atwater, the two scientists and the chief executive officer would be subject to a mutually acceptable vesting schedule of 4 years to be set forth in the applicable stock purchase documentation, pursuant to which the Corporation would be entitled to repurchase the shares, at the original purchase price per share, upon the occurrence of specified events relating to the service of such persons with the Corporation.

3. Arrowhead Research would also purchase shares of an initial series of preferred stock in connection with the initial organization of the Corporation, for a purchase price of $2,000,000. These shares of preferred stock would be convertible into 5,000,000 shares of common stock, be entitled to one vote for each share of common stock into which they are convertible voting together with the common stock (on all matters other than the election of directors), have a liquidation preference of $2,000,000 (plus such additional amounts as have been contributed to the capital of the Corporation pursuant to paragraph 6 below), and be entitled to elect a majority of the number of directors authorized at any given time (for example, 3 of 5), with the remaining directors to be elected by the holders of the common stock of the Corporation. The balance of the authorized shares of preferred stock would be issuable from time to time in one or more additional series having such rights, preferences and privileges as shall be set forth in resolutions to be adopted by the Board of Directors of the Corporation.

4. In addition to the common stock to be issued as provided in paragraph 2 above, options to purchase shares of common stock, at the price of $.001 per share, would be granted in connection with the initial organization of the Corporation, with Dr. Atwater to be granted an option to purchase 500,000 shares, each of the two designated scientists to be granted an option to purchase 250,000 shares, and the agreed upon chief executive officer to be granted an option to purchase 250,000 shares. All of these options would be subject to a mutually acceptable vesting schedule of 4 years to be agreed upon and set forth in the applicable option documentation. The options would not be exercisable before the end of the vesting period except in the case of an initial public offering (or comparable transaction) or a sale of all or substantially all of the Corporation’s assets. The options will be granted under a stock option plan to be adopted by the Board of Directors of the Corporation, pursuant to which options may be granted to purchase up to 3,050,000 shares of common stock, including the 1,250,000 shares subject to the options to be granted at the time of initial organization of the Corporation as provided in this paragraph 4, leaving 1,800,000 shares available for the grant of additional options. Future option grants under the stock option plan would be determined by the Corporation’s Board of Directors.

5. In connection with the initial organization of the corporation, the Corporation will issue to CalTech a warrant to purchase, at the price of $.001 per share, up to 700,000 shares of the Corporation’s common stock, as payment in full for an exclusive, world-wide license in and to certain intellectual property and technology to be more particularly described in mutually acceptable license documentation. It is understood that, in the event of a change in control of the Corporation (as defined in the license documentation), CalTech would be entitled to re-negotiate the terms of the license.

6. In addition to the amounts to be paid by Arrowhead Research as the purchase price of preferred stock specified above, it is understood and agreed that Arrowhead Research would make additional contributions to the capital of the Corporation, totaling $3,000,000, in accordance with a schedule of performance milestones to be mutually agreed upon. In the event that Arrowhead Research fails to make an additional contribution to the capital of the Corporation when required, up to 60% of the shares of preferred stock owned by Arrowhead would be forfeited to the Corporation, leaving Arrowhead only with preferred stock that would be convertible into 2,000,000 shares of common stock (if no additional capital contributions were made).

7. The Corporation’s Articles of Incorporation shall require the unanimous approval of the Corporation’s directors for (i) merger of the Corporation with or into another entity; (ii) sale of all or substantially all of the assets of the Corporation, (iii) the issuance of common stock or preferred stock to raise additional capital, (iv) any “going public” transaction, (vi) the liquidation, dissolution or filing for bankruptcy of the Corporation, and (vi) any amendment to the articles of incorporation to change or delete any of the foregoing.

8. In addition to the stock of the Corporation and options to purchase stock of the Corporation, Arrowhead shall grant to Dr. Atwater an option to purchase, at $1.00 per share, 50,000 shares of the common stock of Arrowhead, and each of the two designated scientists and the agreed upon chief executive officer shall be granted an option to purchase, at $1.00 per share, 25,000 shares of the Common Stock of Arrowhead.

If the foregoing accurately sets forth your understandings as to our mutual agreements on the subject matter hereof, please so signify where indicated below, and return the executed copy of this letter to the undersigned, retaining a copy for your files. We will then proceed to incorporate and organize the Corporation on the foregoing terms and conditions, and prepare and finalize the additional documentation contemplated above, as quickly as is practicable.

Very truly yours,

/s/ R. BRUCE STEWART
R. Bruce Stewart, President Arrowhead Research Corporation

AGREED TO AND ACCEPTED,

this 5th day of March, 2004:

/s/ HARRY A. ATWATER
Dr. Harry A. Atwater, Jr.

CALIFORNIA INSTITUTE OF TECHNOLOGY

By:	/s/ RICHMOND WOLF
Richmond Wolf, Director Office of Technology Transfer